Exhibit 10.1

AGENCY AGREEMENT

        This Agency Agreement is made as of this 31st day of December 2004, by and between HILCO MERCHANT RESOURCES, LLC (the “Agent”) and THE WET SEAL, INC., THE WET SEAL RETAIL, INC., WET SEAL CATALOG, INC. and WET SEAL GC, INC. (collectively, the “Merchant”).

R E C I T A L S

        WHEREAS, the Merchant desires that the Agent act as the Merchant’s exclusive agent for the limited purpose of (a) selling the Merchandise (as hereinafter defined) in Merchant’s retail store locations, as identified, on Exhibit 1A annexed hereto (each, individually, a “Store”, and, collectively, the “Stores”), by means of a promotional, store closing or similar sale, as further described herein (the “Store Closing Sale”), and (b) selling Merchant’s owned FF&E located at the Stores (the “FF&E Sale,” collectively with the Store Closing Sale, the “Sale”).

        NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent and the Merchant hereby agree as follows:

        Section 1. Defined Terms. The terms set forth below are defined in the referenced sections of this Agreement:

Defined Term	Section Reference
Additional Clearance Merchandise
Adjustment Amount
Agency Accounts
Agency Documents
Agent
Agent Claim
Agent Indemnified Parties
Agent Letter of Credit
Agent's Fee
Benefits Cap
Central Service Expenses
Defective Merchandise
Designated Merchant Accounts
Estimated Guaranteed Amount
Excluded Benefits
Excluded Pricing Adjustments
Expenses
FF&E
FF&E Sale
Final Gross Rings Report
Global Inventory Adjustment
Guaranteed Amount
Guaranty Percentage
Gross Rings
Interim Guaranty Installments
Initial Guaranty Payment
Interim Sale Expense Period
Interim Sale Period
Interim Sale Proceeds
Merchandise
Merchandise Threshold
Merchant
Merchant Consignment Goods
Occupancy Agreements
Occupancy Expenses
Payment Date
Payment Date Installment
Proceeds
Recovery Amount
Retail Price
Retained Employee
Retention Bonuses
Returned Merchandise
Sale Commencement Date
Sale Term
Sale Termination Date
Sales Taxes
Sharing Threshold
Store(s)
Store Closing Sale
Supplies
WARN Act	Section 5.2
Section 3.3(c)
Section 3.3(d)
Section 11.1(b)
Preamble
Section 12.5
Section 13.1
Section 3.4
Section 3.1(a)(ii)
Section 4.1(b)
Section 4.1
Section 5.2(b)
Section 3.3(d)
Section 3.3(b)
Section 4.1
Section 5.3(a)
Section 4.1
Section 5.2(a)
Recitals
Section 6.3
Section 5.3(b)
Section 3.1(a)(i)
Section 3.1(a)(i)
Section 6.3
Section 3.3(a)
Section 3.3(b)
Section 3.3(a)
Section 3.3(a)
Section 3.3(a)
Section 5.2(a)
Section 3.1(a)(ii)
Preamble
Section 5.4
Section 8.1
Section 4.1(p)
Section 3.3(c)
Section 3.3(b)
Section 7.1
Section 3.1(a)(ii)
Section 5.3(a)
Section 9.1
Section 9.3
Section 8.5
Section 6.1
Section 6.1
Section 6.1
Section 8.3
Section 3.1(a)(ii)
Recitals
Recitals
Section 8.4
Section 9.1

        Section 2. Appointment of Agent. The Merchant hereby appoints the Agent, and the Agent hereby agrees to serve, as the Merchant’s exclusive agent for the limited purpose of conducting the Store Closing Sale in accordance with the terms and conditions of this Agreement.

        Section 3. Consideration to Merchant and Agent for Store Closing Sale.

        3.1 Payment(s) to Merchant.

(a) (i) As a guaranty of Agent’s performance hereunder, Agent Guarantied that Merchant shall receive the sum of 22.9% (the “Guaranty Percentage”)of the aggregate Retail Price of the Merchandise (the “Guaranteed Amount”), plus reimbursement of Expenses (as defined herein).

(ii) To the extent that Proceeds exceed the sum of (x) the Guaranteed Amount, (y) Expenses of the Sale and (z) one and one-half of one percent (1.5%) of the aggregate Retail Price of the Merchandise (the “Agent’s Fee”) (the sum of (x), (y) and (z), the “Sharing Threshold”), then all remaining Proceeds of the Sale above the Sharing Threshold shall be shared seventy-five percent (75%) to Merchant and twenty-five percent (25%) to Agent. All amounts, if any, to be received by Merchant from Agent in excess of the Sharing Threshold shall be referred to as the “Recovery Amount”.

(iii) Agent shall pay to Merchant the Guaranteed Amount and the Recovery Amount, if any, in the manner and at the times specified in Section 3.3 below. The Guaranteed Amount and the Recovery Amount will be calculated based upon the aggregate Retail Price of the Merchandise as determined by the aggregate amount of Gross Rings of Merchandise included in the Sale (as adjusted for shrinkage and the Global Inventory Adjustment per this Agreement), if applicable, and (C) the aggregate amount of any Additional Clearance Merchandise received in the Stores after the completion of the Inventory Taking at such Stores.

(b) The Guaranteed Amount and Recovery Amount have been calculated and agreed upon based upon the estimation that (i) the aggregate Retail Price of the Merchandise included in the Sale, including Remaining Merchandise, but without taking into account the Global Inventory Adjustment will not be less than $18 million (the “Merchandise Threshold”) and no more than $19,850,000 (the “Merchandise Ceiling”). Merchant and Agent agree that in the event that the Retail Price of Merchandise is less than the Merchandise Threshold, or more than the Merchandise Ceiling, then, unless otherwise agreed to between Merchant and Agent, the Guaranty Percentage on which the Guaranteed Amount is based shall be reduced as provided in Exhibit 3.1(b) attached hereto. Merchant and Agent agree that to the extent the inclusion of Additional Clearance Merchandise in the Sale would cause the aggregate Retail Price of the Merchandise included in the Sale to exceed the Merchandise Ceiling then such event shall not trigger an adjustment pursuant to this Section 3.1(b); provided however, to the extent that the inclusion of Additional Clearance Merchandise would cause the aggregate Retail Price of the Merchandise included in the Sale to exceed the Merchandise Ceiling, then the inclusion of such excess amount shall require the prior consent of the Lenders, Merchant and Agent.

        3.2 Compensation to Agent. As its compensation for services rendered to Merchant, after sufficient Proceeds have been generated to pay the Guaranteed Amount and all Expenses, Agent shall be entitled to receive Proceeds up to an amount equal to the Agent’s Fee. Agent shall use its reasonable best efforts to sell all of the Merchandise during the Sale. All Merchandise remaining, if any, at the Sale Termination Date (the “Remaining Merchandise”) shall become the property of Agent, free and clear of all liens, claims and encumbrances, and Agent shall dispose of the Remaining Merchandise is a commercially reasonable manner and any proceeds received by Agent from the disposition of such Remaining Merchandise shall constitute Proceeds hereunder; providedhowever, at the conclusion of the Sale Term, Merchant and Agent may agree to remove such Remaining Merchandise from the Sale and thus shall not be included for purposes of the Final Gross Rings Report, in which case such Remaining Merchandise shall be the property of the Merchant and shall be transferred to Merchant’s On-Going Locations (as defined below); providedfurtherhowever, such removal shall not be taken into account for purposes of determining whether the Merchandise Threshold has been reached. Notwithstanding the foregoing, at the conclusion of the Sale, Merchant and Agent shall jointly conduct a physical inventory taking of the Remaining Merchandise to calculate the aggregate Retail Price of such Remaining Merchandise (the “Aggregate Retail Price of Remaining Merchandise”) for the purposes of calculating the portion of the Guaranteed Amount attributable to such Remaining Merchandise in the event that Merchant and Agent do not agree to exclude it from Merchandise included in the Sale.

        3.3 Time of Payments.

(a) Subject to Section 8.8 below, during each week’s reconciliation as provided for in section 8.8 during period between the Sale Commencement Date and the Payment Date (as defined below), Merchant shall collect all of the Proceeds of the Sale of Merchandise (the “Interim Sale Proceeds”) and (x) all Interim Sale Proceeds shall first be applied to the payment of Expenses that are incurred during the Interim Sale Period and become due and owing (collectively, the “Interim Sale Period Expenses”) and (y) all remaining Interim Sale Proceeds after payment of Interim Sale Period Expenses (the “Remaining Interim Sale Proceeds”) shall be applied by Merchant against the Guaranteed Amount (collectively, the “Interim Guaranty Installments”) until the Guaranteed Amount shall have been paid in full.

(b) On the first business day following the later of (a) the Sale Commencement Date, or (b) the date that (i) Merchant and Agent execute a security agreement documenting Merchant’s grant of a security interest set forth in Section 16.12 hereof, that is reasonably acceptable to Merchant and Agent (the “Security Agreement”), and (ii) Merchant, Agent and Fleet Retail Group, Inc. (“Fleet”), and S.A.C. Capital Associates, LLC, each as administrative and collateral agent for certain of Merchant’s secured lenders (collectively, the “Lenders”), execute a subordination agreement that is reasonably acceptable to Merchant, Agent and the Lenders, with respect to the Merchandise and the Proceeds from the Sale of such Merchandise (as the case may be, the “Payment Date”), Agent shall pay Merchant eighty percent (80%) of the difference between (x) the estimated Guaranteed Amount, calculated based upon the estimated aggregate Retail Price of the Merchandise to be included in the Sale, as reflected on Merchant’s books and records on the last business day immediately preceding the Sale Commencement Date, and after applying the Global Inventory Adjustment (the “Estimated Guaranteed Amount”) and (y) the aggregate amount of the Interim Guaranty Installments applied by Merchant towards the Estimated Guaranteed Amount in accordance with Section 3.3(a) hereof (such difference hereinafter, the “Payment Date Installment”, and together with the Interim Guaranty Installments, the “Initial Guaranty Payment”).

(c) The balance of the Guaranteed Amount, if any, or of the Estimated Guaranteed Amount shall be paid by Agent to Merchant by delivering such amounts to Fleet for Merchant’s account, on the date that is the earlier of (i) ten (10) days after the last Sale Termination Date in the Stores (in which case payment shall be of the balance of the Estimated Guaranteed Amount) (the “Final Payment Date”), and (ii) the first business day following the issuance of the final audited report of the aggregate Retail Price of the Merchandise calculated by the Gross Rings, after verification and reconciliation thereof by Agent and Merchant (the “Final Gross Rings Report”) and Agent’s failure to pay such balance shall entitle Fleet to draw upon the Agent Letter of Credit to the extent of such balance; provided, however, Merchant and Agent shall use their reasonable best efforts to reconcile and verify the Final Gross Rings Report within seven (7) days after the last Sale Termination Date in the Stores. In the event there is any dispute with respect to the reconciliation of the aggregate Retail Price of the Merchandise following the Gross Rings, then any such dispute shall be resolved in the manner and at the times set forth in Section 3.4(b) hereof. In the event that the Final Gross Rings Report is issued after payment of the Estimated Guaranteed Amount, the Agent or Merchant, as the case may be, shall pay to the Merchant or Agent, as the case may be, the amount (the “Adjustment Amount”) by which the actual Guaranteed Amount exceeds or is less than the Estimated Guaranteed Amount actually paid as set forth above, within two (2) business days after the Final Gross Rings Report has been issued.

(d) Within ten (10) business days after the Sale Commencement Date, Agent shall establish its own bank accounts, dedicated solely for the deposit of Proceeds and the disbursement of amounts payable by Agent hereunder, which accounts may be the Designated Merchant Accounts so long as Merchant, Agent and the Lenders agree on an appropriate protocol for such use and remittance of Proceeds (the “Agency Accounts”). Merchant shall, promptly upon Agent’s request, execute and deliver all necessary documents to open and maintain the Agency Accounts. Agent shall exercise sole signatory authority and control with respect to the Agency Accounts; provided however, upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts. Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Agency Accounts and or Designated Merchant Accounts, whether received during or after the Sale Term. Upon Agent’s designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts. During the period between the Sale Commencement Date and the later of (a) the Payment Date or (b) the date Agent designates the Agency Accounts, all Proceeds of the Sale (including credit card proceeds), shall be collected by Agent and deposited on a daily basis into Merchant’s existing accounts designated for the Stores (the “Designated Merchant Accounts”). Commencing on the first business day following the Payment Date, and on each business day thereafter (or as soon thereafter as is practicable), until such time as Agent designates the Agency Accounts, Merchant shall promptly pay to Agent by wire funds transfer all collected funds constituting Proceeds deposited in such accounts (but not any other funds, including, without limitation, any proceeds of Merchant’s inventory sold prior to the Sale Commencement Date or at any of Merchant’s retail store locations not included on Exhibit 1 hereto, or collections of accounts receivable at the Store level, if any). During this interim period, Agent shall control the Proceeds of the Sale, and, provided no Event of Default by Agent has occurred and is continuing, the Lenders shall not take any action with respect to such Proceeds deposited into the Designated Merchant Accounts, which shall inure solely for the benefit of Agent, subject only to Agent’s payment obligations hereunder.

(e) Agent shall be permitted to satisfy a portion of its payment obligations under this Section 3.3 by offsetting undisputed Proceeds held by Merchant against such payment obligations; provided, however, nothing contained in this Section 3.3(d) shall be deemed to amend, modify or otherwise affect the timing of Agent’s obligations to pay the Guaranteed Amount or the estimated balance of the Guaranteed Amount pursuant to Section 3.3(a).

(f) All payments by Merchant to Agent or Agent to Merchant hereunder shall be by wire transfer of immediately available funds.

(g) To the extent that the Final Gross Rings Reconciliation provided for below shows that the Initial Guaranty Payment exceeded the amount due Merchant in respect of the Guaranteed Amount, then (i) Merchant shall cause any overpayment to be immediately refunded to Agent, and (ii) if such overpayment was received by the Lenders, then, notwithstanding any other rights or claims that the Lenders may have against Merchant, the Lenders shall immediately refund such overpayment to Agent.

        3.4 Agent Letter of Credit

(a) To secure payment of the unpaid portion of the Guaranteed Amount, Expenses and any other amounts due from Agent to Merchant hereunder, Agent shall deliver to Merchant an irrevocable standby letter of credit, naming Fleet as beneficiary, substantially in the form of Exhibit 3.4 attached hereto, in the original face amount equal to the unpaid portion of the Estimated Guaranteed Amount as of the Payment Date, plus three (3) weeks estimated Expenses (the “Agent Letter of Credit”). Agent shall use its best efforts to cause the Agent Letter of Credit to be delivered no later than the Payment Date. In the event that Agent shall fail to pay to Fleet, for the benefit of Merchant, any amount required to be paid hereunder, Fleet shall be entitled to draw on the Agent Letter of Credit to fund such amount following five (5) days’ written notice to Agent of Fleet’s intention to do so. The Agent Letter of Credit shall expire on April 29, 2005; providedhowever; Fleet, Merchant and Agent agree that after payment of the unpaid portion of the Guaranteed Amount (whether the Estimated Guaranteed Amount or the Guaranteed Amount calculated pursuant to the Final Gross Rings Report) pursuant to Section 3.3(c), the face amount of the Agent Letter of Credit shall be reduced in an amount(s) to be agreed upon by Merchant, Lenders, and Agent, providedhowever, in no event shall the Agent Letter of Credit be reduced to an amount less than two (2) weeks estimated Expenses.

        Section 4. Expenses of the Store Closing Sale.

        Section 4.1 Expenses. Effective from and after the Sale Commencement Date, Agent shall be unconditionally responsible for all Expenses incurred in conducting the Sale during the Sale Term, which expenses may be funded and paid from the Proceeds of the Sale, to the extent available and in accordance with Section 4.2 below. Notwithstanding the foregoing, Agent shall be responsible for all such Expenses, even if Proceeds are insufficient. To the extent the incurrence of any Expense is discretionary, Agent shall have sole discretion with respect to the amount and type of such Expense utilized during the Sale Term. As used herein, “Expenses” shall mean Store-level operating expenses of the Store Closing Sale that arise during the Sale Term at the Stores limited to the following:

(a) base payroll and commissions for Retained Employees for actual days/hours worked during the Sale Term;

(b) amounts actually payable in respect of FICA, unemployment taxes, worker’s compensation and health care insurance benefits for Retained Employees (excluding vacation days or vacation pay, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, union dues, pension benefits, ERISA coverage and similar contributions), in an amount not to exceed 21% of base payroll and commissions (exclusive of Retention Bonuses) for the Retained Employees in the aggregate (the “Benefits Cap”);

(c) Agent’s commercially reasonable supervision fees and expenses (including, without limitation, travel costs and bonuses);

(d) advertising and signage expenses (at Agent’s actual documented cost);

(e) long distance telephone expenses incurred in the conduct of the Store Closing Sale;

(f) check authorization, credit card and bank card fees and discounts (at Merchant’s actual costs), chargebacks and costs of returned checks;

(g) costs of security personnel in the Stores and for armored car service;

(h) a pro-rata portion of Merchant’s casualty insurance premiums attributable to the Merchandise;

(i) costs of transfers of Merchandise during the Sale Term between the Stores;

(j) Retention Bonuses as described in Section 9.4 below;

(k) Agent’s documented cost of capital and letter of credit fees for the Agent Letter of Credit;

(l) Agent’s reasonable legal fees and expenses and other transaction reasonable costs, including, without limitation, Agent’s out-of-pocket costs, such as travel and other incidental costs incurred by Agent in connection with due diligence, negotiation, and performance of the transactions contemplated hereby;

(m) costs and expenses of additional Supplies as provided in Section 8.4;

(n) Occupancy Expenses for (i) all Stores, other than the Westfield Stores (as identified on Exhibit (4.1), on a per diem per Store basis and limited to those amounts and categories as described in Exhibit 4.1 attached hereto, from and after February 1, 2005; and (ii) the Westfield Stores from and after February 16, 2005, on a per diem per Store basis and limited to those amounts and categories as described in Exhibit 4.1 attached hereto; and

(o) Actual costs incurred by Agent of obtaining all permits, licenses, consents and approvals required pursuant to Section 8.7 hereof;

(p) the costs and expenses of providing such additional services that Merchant and Agent mutually and reasonably agree are appropriate; and

(q) third party payroll processing costs.

        “Expenses” shall not include: (i) Excluded Benefits; (ii) any rent or occupancy expenses related to the Stores other than the Occupancy Expenses set forth in Section 4.1(n) above; (iii) Central Service Expenses; and (iv) except for costs, expenses or liabilities subject to bona fide disputes, any other costs, expenses or liabilities payable by Merchant, all of which shall be paid by Merchant promptly when due for and during the Sale Term.

        As used herein, the following terms have the following respective meanings:

“Central Service Expenses” means costs and expenses for Merchant’s central administrative services necessary for the Store Closing Sale, including, but not limited to, sales audit, MIS services, POS systems, internal payroll processing, cash reconciliation, inventory processing and handling and data processing and reporting.

“Excluded Benefits” means (i) vacation days or vacation pay, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, union dues, pension benefits, ERISA coverage and similar contributions and (ii) payroll taxes, worker’s compensation and health insurance benefits in excess of the Benefits Cap.

“Occupancy Expenses” means base rent, percentage rent, HVAC, utilities, CAM, real estate and use taxes, merchant’s association dues, merchant’s marketing and promotional funds, merchant’s sprinkler fees and building insurance relating to the Stores, limited on a per diem, per Store basis and limited to those amounts described on Exhibit 4.1 attached hereto.

        4.2 Payment of Expenses. All Expenses incurred during each week of the Store Closing Sale (i.e., Sunday through Saturday) shall be paid by Merchant out of Proceeds as provided in Section 3.3above, immediately following the weekly Store Closing Sale reconciliation by Merchant and Agent pursuant to Section 8.8 below, based upon invoices and other documentation reasonably satisfactory to Agent and Merchant.

        Section 5. Inventory Valuation; Merchandise.

        5.1 [Intentionally Left Taking]

        5.2 Merchandise Subject to this Agreement. (a) For purposes of this Agreement, “Merchandise” shall mean all: (i) finished goods inventory that is located at the Stores as of the Sale Commencement Date saleable in the ordinary course of business, including Defective Merchandise; and (ii) Additional Clearance Merchandise received in the Stores on or before January 10, 2005 (the “Store Receipt Deadline”). Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods that belong to third party sublessees, licensees or concessionaires of Merchant other than Merchant; (2) goods held by Merchant on memo, on consignment or as bailee for a third party other than Merchant; (3) furnishings, trade fixtures, equipment and improvements to real property which are located in the Stores (collectively, “FF&E”); (4) theft sensors that are attached to the items of Merchandise; and (6) Merchant Consignment Goods.

(b) As used in this Agreement, the following terms have the respective meanings set forth below:

“Additional Clearance Merchandise” means such items of clearance merchandise located on Merchant’s On-Going Locations that Merchant and Agent mutually agree to include in the Sale that is received in the Stores on or before January 10, 2005.

“Defective Merchandise” means any item of Merchandise that is defective or otherwise not saleable in the ordinary course because it is dented, worn, scratched, broken, faded, torn, mismatched or affected by other similar defects rendering it not first quality, but that is not so damaged that it is not saleable in the ordinary course of business at any price.

        5.3 Valuation.

(a) For purposes of this Agreement, “Retail Price” shall mean, with respect to each item of Merchandise, other than Additional Clearance Merchandise that is delivered to the Stores between January 4, 2005 through January 10, 2005, the lower of the lowest ticketed price, the marked, or shelf price, SKU price, or Merchant’s PLU file for each such item of Merchandise for such period (the “Base Retail Price”); provided, however, Excluded Pricing Adjustments shall not be taken into account in determining the Base Retail Price. With respect to Additional Clearance Merchandise received after January 3, 2005, but on or before the Store Receipt Deadline, “Retail Price” shall mean the Base Retail Price for such item applicable to the Store in which such item was received, multiplied by the inverse of the prevailing discount in such Store. Any Additional Clearance Merchandise which is not received by the Stores before Store Receipt Deadline shall be excluded from the definition of Merchandise. The Retail Price of any item of Merchandise shall be determined as provided for by this Agreement and in Section 6.3 hereof. For the purposes of this Agreement, “Excluded Pricing Adjustments” shall mean the following discounts or price adjustments offered by Merchant during the applicable period: (i) point-of-sale discounts or similar adjustments, regardless of duration; (ii) employee discounts; (iii) member or customer appreciation points or coupons; (iv) multi-unit purchase discounts; (v) adjustments for damaged, defective, or “as-is” items; (vi) coupons, catalog, website, or circular prices, “buy, one” get one type discounts; and (vii) customer savings pass discounts or bounce back coupons, or discounts for future purchases based on dollar value of past purchases, or similar customer specific, temporary, or employee non-product specific discounts or pricing accommodations.

(b) In lieu of any other adjustments to the Retail Price of Merchandise under this Agreement (e.g., adjustments for Defective Merchandise, Clearance Merchandise, mis-mates and near-mates, sample merchandise, and/or Excluded Pricing Adjustments), for purposes of calculating the Guaranteed Amount (but not for purposes of calculating the Merchandise Threshold) the aggregate Retail Price of the Merchandise shall be multiplied by ninety-eight percent (98%) (the “Global Inventory Adjustment”).

(c) The Retail Price of any item of Merchandise shall exclude all Sales Taxes, and Merchant represents that (a) the ticketed prices of all items of Merchandise do not and shall not include any Sales Taxes and (b) all registers located at the Stores are programmed to correctly compute all Sales Taxes required to be paid by the customer under applicable law. If an item of Merchandise has more than one Retail Price, or if multiple items of the same SKU are marked at different prices, the lowest Retail Price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, unless it is clear that the lowest Retail Price was mismarked.

        5.4 Excluded Goods

(a) Merchant shall retain all responsibility for any goods not included as “Merchandise” hereunder. If Merchant elects at the beginning of the Sale Term, and Agent, in its sole discretion, agrees, Agent shall accept goods not included as “Merchandise” hereunder for sale as “Merchant Consignment Goods” at prices established by the Agent. The Agent shall retain 25% of the sale price for all sales of Merchant Consignment Goods, and Merchant shall receive 75% of the receipts in respect of such sales. Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly Store Closing Sale reconciliation by Merchant and Agent pursuant to Section 8.8 below. If Merchant does not elect to have Agent sell goods not included as Merchandise, or Agent does not agree to include such goods as Merchant Consignment Goods, then all such items will be removed by Merchant from the Stores at its expense as soon as practicable after the date hereof. Except as expressly provided in this Section 5.4, Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.

        Section 6. Store Closing Sale Term.

        6.1 Term. Subject to any restrictions that my exist by virtue of negotiations being conducted by Hilco Real Estate, LLC (“HRE”), an affiliate of Agent, in connection with the Termination of the leases for the subject Stores (the “HRE Negotiations”), the Sale shall commence at the Stores on December 26, 2004 (the “Sale Commencement Date”); providedhowever, for operational purposes Merchant and Agent agree that Merchant shall operate the Stores on December 26, 2004 consistent with the ordinary course of business, but Agent shall receive the benefit of the sales of Merchandise and shall be responsible for all Expenses for and after December 26, 2004. Subject to any restrictions that may exist by virtue of applicable law or regulation (except as may otherwise be provided in an agreement resulting from the HRE Negotiations, the Agent shall complete the Sale at each Store, and shall vacate each Store’s premises in favor of Merchant or its representative or assignee on or before February 28, 2005 (the “Sale Termination Date”). The period from the Sale Commencement Date to the Sale Termination Date shall be referred to herein as the “Sale Term”. Subject to applicable law or regulation , the Sale Termination Date may be (a) extended by mutual written agreement of Agent, Merchant, in consultation with the Lenders and HRE, upon request of Agent; or (b) accelerated by Agent, in which case Agent shall provide Merchant with not less than seven (7) days advance written notice of any such planned accelerated Sale Termination Date; or (c) accelerated if HRE, in consultation with Merchant and based on the HRE Negotiations with Merchant’s lessors, upon not less than ten (10) days’ prior written notice to Agent, unless otherwise agreed to by Merchant, in consultation with HRE, and Agent.

        6.2 Vacating the Stores. Subject to the terms of Section 6.1 and the HRE Negotiations, Agent shall provide Merchant, with not less than seven (7) days’ advance written notice of its intention to vacate any Store. On the Sale Termination Date, Agent shall vacate in favor of Merchant or its representatives or assignee, remove all unsold Merchandise (which shall be transferred to another Store) and leave the Stores in “broom clean” condition (ordinary wear and tear excepted). All assets of Merchant used by Agent in the conduct of the Sale (e.g., FF&E, theft sensors, supplies, etc.) shall be returned by Agent to Merchant or left at the Stores’ premises at the end of the Sale Term to the extent the same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of Agent.

        6.3 Calculating The Aggregate Retail Price of Merchandise and Gross Rings. The aggregate Retail Price of the Merchandise included in the Sale shall be determined by calculating the sum of (i) aggregate Retail Price of Merchandise sold through the Gross Rings method (the “Gross Rings Merchandise”), as adjusted for shrink as provided for below; plus (ii) to the extent Agent elects not to return such Remaining Merchandise to Merchant, the aggregate Retail Price of the Remaining Merchandise, as adjusted for shrink, as provided for below. Under the Gross Rings method, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes (“Gross Rings”), and (ii) cash reports of sales within such Store. Register receipts shall show for each item sold the Retail Price for such item and the Storewide or other markdown or discount granted by Agent in connection with such sale. All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice. The aggregate Retail Price of the Gross Rings Merchandise and the Aggregate Retail Price of Remaining Merchandise shall be multiplied by 102% to account for shrinkage. All records and reports indicating Gross Rings and the discounts granted by Agent shall be made available to Agent and Merchant during regular business hours upon reasonable notice.

        Section 7. Store Closing Sale Proceeds.

        7.1 Proceeds. For purposes of this Agreement, “Proceeds” shall mean the aggregate of (a) the total amount (in dollars) of all sales of Merchandise made under this Agreement, exclusive of Sales Taxes, and specifically excluding (i) proceeds from Merchant’s sale of merchandise prior to the Sale Commencement Dates; and (ii) collections of accounts receivable at the Store level, if any; and (b) all proceeds of Merchant’s insurance for loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term; provided, however, to the extent that such insurance proceeds exceeds the sum of (x) the portion of the Guaranteed Amount attributable to such lost or damaged Merchandise, plus (y) Expenses incurred to date and directly attributable to the sale of such lost or damaged Merchandise, plus (z) Agent’s Fee attributable or that would have been attributable to such lost or damaged Merchandise (the “Insurance Proceeds Threshold’), then the excess insurance proceeds above the Insurance Proceeds Threshold shall be treated as Proceeds. Proceeds shall also include any and all proceeds received by Agent from the disposition, in a commercially reasonable manner, of Remaining Merchandise at the end of the Sale whether through salvage, bulk sale or otherwise.

        7.2 Credit Card Proceeds. Agent shall use its reasonable best efforts to establish its own merchant identification numbers under Agent’s name to enable Agent to process all credit card sales for Agent’s account within ten (10) days after the Sale Commencement Date. Until such time as Agent establishes its own identification numbers, during the Sale Term, Agent may use Merchant’s credit card facilities (including Merchant’s credit card terminals and processor(s), credit card processor coding,) for credit card sales; provided, however Agent shall not accept Merchant’s proprietary credit card; provided, however, until such time as Agent establishes its own identification numbers, to the extent available, Agent shall also have the right to use Merchant’s identification number(s) and existing bank accounts, to process credit card sales. Merchant shall process credit card transactions, applying customary practices and procedures. Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant’s credit card transactions under Merchant’s merchant identification number(s). Until such time as Agent establishes its own merchant identification numbers, Merchant shall deposit the net settlement received from any credit card sales receipts into the Designated Merchant Accounts. Merchant shall prepare a weekly reconciliation of the amounts deposited into the Designated Merchant Accounts in respect of the sales of Merchandise by credit card, and of the Sales Taxes attributable to such sales, less credit card and bank card fees, chargebacks and service charge adjustments, returns allowances and customer credits. Merchant shall not be responsible for paying and Agent shall pay as an Expense hereunder, all credit card fees charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

        Section 8. Conduct of the Store Closing Sale.

        8.1 Rights of Agent. Subject to (i) applicable federal, state and local law, and (ii) the terms of the applicable Store leases, reciprocal easement agreements and other similar agreements relating to the occupancy of the Stores (collectively, “Occupancy Agreements”), except to the extent such Occupancy Agreements are modified in connection with the HRE Negotiations, Agent shall promote the Store Closing Sale as follows: (x) during the period between December 26, 2004 and January 2, 2005, Agent shall promote the sale as a “soft”sale, substantially similar to the promotion scheduled by the Company at its on-going retail store locations (the “On-Going Locations”), which promotion is described on Exhibit 8.1(a) annexed hereto; and (y) from and after January 3, 2005 through the Sale Term, Agent may promote the Store Closing Sale as a “store closing”, a “sale on everything” or “inventory liquidation” or similar sale themed sale, or (z) as suggested by HRE, a “soft” sale, utilizing more limited store closing or liquidation advertising. All advertising shall be subject to the approval of Merchant provided that such approval shall not be unreasonably withheld, and any advertising not disapproved within two (2) business days of the date of submission to the Merchant shall be deemed approved. Agent shall conduct the Store Closing Sale in the name of and on behalf of Merchant in a commercially reasonable manner and in compliance with (i) the terms of this Agreement; (ii) the terms of the Occupancy Agreements for each of the Stores (except as modified through the HRE Negotiations or reasonably agreed by Merchant, in consultation with HRE, and Agent) and (iii) provisions of applicable laws, regulations and ordinances.. In addition to any other rights granted to Agent hereunder, in conducting the Store Closing Sale, Agent, in the exercise of its sole discretion, shall have the right, subject to the immediately preceding sentence:

(a) to establish and implement advertising, signage and promotion programs consistent with the applicable theme (including, without limitation, by means of media advertising, banners, A-frame and similar interior and exterior signs), provided, that Agent shall not use the term “going out of business” in any signage and be responsive to Merchant’s reasonable requests regarding alteration or modification of any signage;

(b) to establish Store Closing Sale prices and Store hours;

(c) to use without charge during the Sale Term all FF&E, advertising materials, bank accounts, Store-level customer lists and mailing lists, computer hardware and software, Supplies, intangible assets (including Merchant’s name, logo and tax identification numbers), Store keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores and any other assets of Merchant located at the Stores;

(d) to transfer Merchandise between Stores and/or between the Stores, provided however, the Store Manager or Assistant Manager at both the transferring and the receiving Stores must sign and acknowledge the transfer out and transfer in of each transfer of Merchandise, confirming the number of units, the SKU numbers and the Retail Price of such transferred Merchandise; and

(e) to have the benefit of, without charge, (i) Merchant’s central office facilities, POS systems, central and administrative services and personnel to process payroll, perform MIS services, sales audit and cash reconciliation and provide other central office services, necessary for the Store Closing Sale and (ii) one office located at Merchant’s central office facility.

        8.2 Terms of Sales to Customers. All sales of Merchandise will be “final sales” and “as is”, and all advertisements and sales receipts will reflect the same. In addition, Agent shall indicate on any Merchandise sold that such sale is “final,” “as is,” and shall be marked in such a way so as to distinguish such Merchandise from the goods being sold by Merchant from it’s On-Going Locations, so as to prevent consumers from returning the goods at other of Merchant’s On-Going Locations. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturer’s warranties to customers. All sales will be made only (a) for cash, (b) if Agent elects in its sole discretion, by approved check and (c) by bank credit cards currently accepted by Merchant. Agent shall accept Merchant gift certificates, Store credits, due bills, rain checks, discount cards, provided that Merchant agrees to reimburse Agent in cash for the face amount of any such items as part of the weekly sale reconciliation provided for in Section 8.8 hereof. Agent shall not accept promotional items providing the customer with an additional discount on Store Merchandise that have been issued by Merchant prior to the Sale Commencement Date.

        8.3 Sales Taxes. During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and collected by Agent at the time of sale. The Agent shall draw checks on the Agency Accounts payable to the applicable taxing authorities in the amount so collected, which shall be delivered together with accompanying schedules to Merchant on a timely basis for payment of taxes when due. Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities. Merchant will be given access to the computation of gross receipts for verification of all such tax collections.

        8.4 Supplies. Agent shall have the right to use, without charge, all existing supplies located at the Stores, including, without limitation, boxes, bags, paper, twine and similar sales materials (collectively, “Supplies”). In the event that additional Supplies are required in any of the Stores during the Store Closing Sale, Merchant agrees promptly to provide the same to Agent, if available, for which Agent shall reimburse Merchant at Merchant’s cost therefor. Merchant does not warrant that the existing Supplies in the Stores as of the Sale Commencement Date are adequate for the purposes of the Store Closing Sale. Supplies have not been since November 25, 2004, and shall not be prior to the Sale Commencement Date, transferred by Merchant between or among the Stores so long as to alter the mix or quantity of Supplies at the Stores from that existing on such date, other than in the ordinary course of business.

        8.5 Returns of Merchandise. If Merchant requests, during the Sale Term, the Agent shall accept returns of goods sold by Merchant from the Stores prior to the Sale Commencement Date (“Returned Merchandise”), provided such goods are accompanied by the original Store receipt and such return is otherwise in accordance with the applicable return policy for such Store in effect prior to the Sale Commencement Date; providedhowever, Agent shall not accept returns of merchandise so as to enable the customer to repurchase such returned item a at the discounted price being offered by Agent. Merchant shall reimburse Agent in cash for the amount of any refund given to any customer in respect of Returned Merchandise. To the extent that Returned Merchandise is saleable as first-quality merchandise, it shall be included in Merchandise, and for purposes of calculation of the Guaranteed Amount, shall be valued at the Retail Price applicable to such item multiplied by the complement of the prevailing Store Closing Sale discount at the time of the return. Subject to Merchant’s reimbursement to Agent of the amount of any refund granted for any Returned Merchandise, the aggregate Retail Price of the Merchandise shall be increased by the Retail Price of any Returned Merchandise included in Merchandise (determined in accordance with this Section 8.5) and the Guaranteed Amount shall be adjusted accordingly. Any Returned Merchandise that is not included in Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, left at the Stores for Merchant at the end of the Sale Term. Any increases in the Guaranteed Amount and any reimbursements due to Agent as result of Returned Merchandise shall be accounted for and paid by Agent and/or Merchant, as applicable, immediately following the weekly Store Closing Sale reconciliation pursuant to Section 8.8 hereof.

        8.6 Treatment of Priority Secured Claims. The Merchant shall be obligated to satisfy and discharge in full all valid Priority Secured Claims (as defined in the Subordination Agreement), as and when payment on account of such Priority Secured Claim become due. In the event Agent becomes aware of a Priority Secured Claim (as defined in the Subordination Agreement), other than Senior Liens (as defined in the Subordination Agreement), on account of which the holder of such Priority Secured Claims is seeking to charge the Collateral, the Agent shall promptly notify Merchant and the Lenders of such Priority Secured Claims, in writing, and shall provide Merchant and the Lenders with copies of any accompanying information relating to such Priority Secured Claims in the Agent’s possession (the “Priority Secured Claim Notice”). On the later of (a) the date that payment on account of such Priority Secured Claim(s) is due, or (b) two (2) Business Days after receipt of the Priority Secured Claim Notice, Merchant shall (x) satisfy and discharge the undisputed portion of such Priority Secured Claim(s) that is attributable to the Collateral, and (y) to the extent applicable, establish an escrow with a third party escrow agent, pursuant to an escrow agreement reasonably acceptable to Lenders and Agent, in an amount equal to the disputed portion of such Priority Secured Claim(s) attributable to the Collateral.

        8.7 Compliance with Law. Agent shall comply in the conduct of the Store Closing Sale with (i) all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities, including, without limitation, all so called “going out of business laws” and all laws and regulations relating to treatment of employees and (ii) all of Merchant’s employee rules, regulations, guidelines and policies, which have been provided to Agent in writing and which are listed in Exhibit 8.7 attached hereto, included Merchant’s Code of Conduct, a copy of which was provided to Agent prior to the date hereof. Merchant agrees to cooperate with Agent to obtain all required permits and otherwise comply with such laws and regulations.

        8.8 Store Closing Sale Reconciliation. On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile sales, Expenses, credit card Proceeds, and Returned Merchandise at the Stores (including quantities and Retail Price thereof), sales of Merchant Consignment Goods, Gross Rings and such other Store Closing Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e., Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent. Immediately thereafter, Agent shall pay to Merchant all amounts due to Agent hereunder. Within thirty (30) days after the end of the Sale Term, Agent and Merchant shall complete a final reconciliation of the Store Closing Sale, the written results of which shall be certified by representatives of each of Merchant and Agent as a final settlement of accounts between Merchant and Agent with respect to the Store Closing Sale.

        8.9 Force Majeure. If any casualty or act of God prevents or substantially inhibits the conduct of business in the ordinary course at any Store, such Store and the Merchandise located at such Store shall, in Agent’s discretion, be eliminated from the Store Closing Sale and considered to be deleted from this Agreement as of the date of such event (unless Agent and Merchant otherwise agree in writing), and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Store Closing Sale which is not the subject of insurance proceeds, and Merchant shall reimburse Agent for the amount the Guaranteed Amount is so reduced prior to the end of the Sale Term.

        8.10 Merchant’s Right of Access. Merchant shall have the right to be present in the Stores at any time, provided that Merchant’s presence does not unreasonably disrupt the conduct of the Sale. Merchant shall also have a right of access to the Stores at any time in the event of an emergency situation, and shall promptly notify Agent of such emergency.

        8.11 Petty Cash. On the Sale Commencement Date, Agent shall reimburse Merchant on and as of the start of business on the Sale Commencement Date for all cash in the Stores.

        Section 9. Employee Matters.

        9.1 Merchant’s Employees. Agent may use Merchant’s employees in the conduct of the Store Closing Sale to the extent Agent in its sole discretion deems expedient, and Agent may select and schedule the number and type of Merchant’s employees required for the Store Closing Sale. Agent shall identify any such employees to be used in connection with the Store Closing Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date; provided, however, that Agent acknowledges that all Store-level employees shall be Retained Employees. Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Store Closing Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees. Merchant shall not, without Agent’s prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of its employees on or after the date of this Agreement.

        9.2 Termination of Employees. Agent may in its discretion stop using any Retained Employee at any time during the Store Closing Sale. In the event of termination of any Retained Employee, Agent will use all reasonable efforts to notify Merchant at least seven (7) days prior thereto, except for termination “for cause” (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify Merchant as soon as practicable after such termination. From and after the date of this Agreement, Merchant shall not transfer or dismiss employees of the Stores outside the ordinary course of business without Agent’s prior consent except “for cause”. Without limiting the foregoing, Merchant has not distributed, and shall not distribute, any notice to its employees under the WARN Act without Agent’s prior written consent.

        9.3 Payroll Matters. During the Sale Term, Merchant shall process the base payroll for all Retained Employees. On Wednesday of each week a payroll is to be paid during the Sale Term, Merchant or Agent, as the case may be, shall transfer from the Agency Accounts to Merchant’s payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, worker’s compensation and benefits for such week that constitute Expenses hereunder. Any additional personnel hired by Agent for the Sale shall not be deemed to be employees of Merchant, nor shall Merchant be obligated to process the payroll therefor or offer benefits to said additional personnel.

        9.4 Employee Retention Bonuses. Agent shall determine and pay, as an Expense, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable), up to a maximum of ten percent (10%) of base payroll, to certain Retained Employees who do not voluntarily leave employment and are not terminated “for cause”. The amount of such Retention Bonuses, which will be payable within thirty (30) days after the Sale Termination Date, shall be in an amount to be determined by Agent, in its discretion, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant’s payroll system. Agent shall provide Merchant with a copy of Agent’s Retention Bonus plan within two (2) business days after the Sale Commencement Date. Agent shall not utilize the Retention Bonus as a mechanism to incentivize Retained Employees to act contrary to Merchant’s best interests. Agent will indemnify and hold Merchant harmless with respect to any claims by Retained Employees for or relating to any unpaid Retention Bonus.

        Section 10. Conditions Precedent. The willingness of Agent to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by Agent:

(a) Prior to the Sale Commencement Date, Agent shall have made or initiated all required filings and registrations and shall obtain all permits, licenses, consents, authorizations and approvals required under applicable laws, rules, regulations and court or administrative orders for Merchant to execute and deliver this Agreement and to consummate the Store Closing Sale; provided that Merchant agrees to cooperate fully with Agent in obtaining such permits, licenses, consents, authorizations and approvals.

(b) All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default by Merchant or Agent shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

        Section 11. Representations, Warranties and Covenants.

        11.1 Merchant Representations, Warranties and Covenants. Merchant hereby represents, warrants and covenants in favor of Agent as follows:

(a) Each entity comprising Merchant: (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and (iii) to the extent applicable, is, and until the end of the Sale Term with respect to all of the Leases will continue to be, duly authorized and qualified as a foreign corporation to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(b) Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder. Each of the entities of which Merchant is jointly and severally composed has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for any of them to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Store Closing Sale. Each of the Agency Documents has been duly executed and delivered by each of the entities of which Merchant is jointly and severally composed and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for the Merchant’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party that will not be obtained prior to the Sale Commencement Date is required therefor except for consents under the Occupancy Agreements. No contract or other agreement to which the Merchant is a party or by which the Merchant is otherwise bound will prevent or impair the consummation of the Store Closing Sale and the transactions contemplated by this Agreement.

(c) Except as disclosed on Exhibit 11.1(c) annexed hereto (collectively, the “Pre-Existing Liens”), and except for the Liens asserted by the Lenders, Merchant owns and will own at all times during the Sale Term, good and marketable title to all of the inventory at the Stores and all inventory on order by the Merchant, including, without limitation, the Merchandise free and clear of all other liens, claims and encumbrances of any nature. Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds.

(d) Merchant has maintained its pricing files in the ordinary course of business, and prices charged to the public for goods (whether in-Store, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein. All such pricing files and records are true and accurate in all material respects.

(e) Merchant has not and will not have from November 25, 2004 through the Sale Commencement Date, marked up or raised the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance merchandise, except in the ordinary course of business.

(f) Merchant shall ticket or mark all items of inventory received at the Stores prior to the Sale Commencement Date in a manner consistent with similar Merchandise located at the Stores and in accordance with Merchant’s historic practices and policies relative to pricing and marking inventory.

(g) From November 25, 2004 through the Sale Commencement Date, Merchant has not and shall not purchase or transfer to or from the Stores any merchandise or goods outside the ordinary course in anticipation of the Store Closing Sale or of the Inventory Taking.

(h) No action, arbitration, suit, notice or legal, administrative or other proceeding before any court or governmental body has been instituted by or against the Merchant, or has been settled or resolved, or to Merchant’s knowledge, is threatened against or affects Merchant, relative to Merchant’s business or properties, or which questions the validity of this Agreement, or that if adversely determined, would adversely affect the conduct of the Store Closing Sale.

(i) Merchant covenants that from November 25, 2004 through the Sale Commencement Date, it has and will continue to operate the Stores in the ordinary course of business, including, specifically (i) selling inventory during such period at customary prices, (ii) not promoting or advertising any sales or in-store promotions (including POS promotions) to the public (except for Merchant’s historic and customary promotions for all of its locations as set forth in Exhibits 8.1(a) and 11.1(i) attached hereto), (iii) not returning inventory to vendors and not transferring inventory or supplies between or among Stores outside the ordinary course of business, except for cancellations of orders of goods by Merchant and (iv) not making any management personnel moves or changes at the Stores outside the ordinary course of business without Agent’s prior written consent (which consent will not be unreasonably withheld).

(j) To the best of Merchant’s knowledge, all Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards. Merchant shall provide Agent with its historic policies and practices regarding product recalls prior to the taking of the inventory at the Stores.

(k) As of the date of the Agreement and, except as may otherwise be agreed to by Merchant and HRE, through the Sale Term, no event of default or event which with the giving of notice, the passage of time or both has occurred on the part of the Merchant under any Occupancy Agreement that could have a material adverse effect on the Store Closing Sale. From and after the Sale Commencement Date, the Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores and the utilities and other services provided at the Stores. Merchant shall maintain in good working order, condition and repair, all cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems and all other mechanical devices used in the ordinary course of operation of the Stores.

(l) Subject to Agent’s obligation to fund Expenses hereunder, Merchant has paid and will continue to pay throughout the Sale Term, (i) all self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs, (ii) all casualty, liability, worker’s compensation and other insurance premiums, (iii) all utilities provided to the Stores and (iv) all applicable taxes. Following the conclusion of the Store Closing Sale, Merchant shall pay all accrued vacation to applicable Retained Employees in the ordinary course.

(m) Except as disclosed on Exhibit 11.1(s) attached hereto, (i) Merchant is not a party to any collective bargaining agreements with its employees, (ii) to the best of Merchant’s knowledge, no labor unions represent Merchant’s employees at the Stores and (iii) to the best of Merchant’s knowledge, there are currently no strikes, work stoppages or other labor disturbances affecting the Stores, Merchant’s central office facilities.

(n) As of the date of this Agreement, Merchant is current in the payment of all telephone, utilities, taxes, insurance and advertising liabilities. Merchant agrees that in the event that Agent receives notice that any such liability is overdue or unpaid, or Agent is unable to advertise the Store Closing Sale with any newspapers, magazines, radio or television stations or other media providers which target or serve the market areas of the Stores or is unable to obtain Merchant’s contract rate with any such provider as a result of the Merchant’s failure to pay its outstanding balances with such providers, Merchant shall immediately pay such applicable balances in full.

(o) Merchant’s relationship with Agent is solely that of agent and principal, not that of joint venturers or partners.

(p) Merchant has previously disclosed to Agent that: (a) on or about December 10, 2004, Merchant discontinued shipments to certain of the Stores where the lease for such Store terminates on January 31, 2005 and reduced shipments to all of the Stores; and (b) on or about December 17, 2004, Merchant discontinued shipments to all Stores.

        11.2 Agent Representations and Warranties. Agent hereby represents, warrants and covenants in favor of the Merchant as follows:

(a) Agent: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power and authority under its operating agreement to consummate the transactions contemplated hereby and (iii) is and until the end of the Marketing Period with respect to all of the Leases will continue to be, duly authorized and qualified as a foreign limited liability company to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(b) Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents. Each of the Agency Documents has been duly executed and delivered by Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c) No action, arbitration, suit, notice or legal, administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by the Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon the Agent’s ability to perform its obligations under this Agreement.

(d) Agent has reviewed Merchant’s Code of Conduct with respect to Merchant’s treatment of its employees and Agent agrees to comply with and be bound by such Code of Conduct.

        Section 12. Insurance.

        12.1 Merchant’s Liability Insurance. Merchant shall continue at its cost and expense until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant’s operation of the Stores, and shall cause Agent to be named an additional named insured with respect to all such policies. On or before the Payment Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days’ prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent’s employees, independent contractors or agents (other than Merchant’s employees)

        12.2 Merchant’s Casualty Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the cost value thereof. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise (net of any deductible) shall constitute Proceeds. Prior to the Payment Date, if requested by Agent, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof, in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal, or material change. Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date or the Extended Sale Termination Date, as the case may be, without Agent’s prior written consent.

        12.3 Agent’s Insurance. Agent shall maintain at Agent’s cost and expense until the Sale Termination Date, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies. Prior to the Payment Date, Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonably satisfactory to Merchant. In the event of a claim under any such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Merchant or Merchant’s employees, independent contractors or agents (other than Agent or Agent’s employees, agents or independent contractors).

        12.4 Worker’s Compensation Insurance. Merchant shall at all times maintain in full force and effect worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of Merchant’s insurance broker or carrier evidencing such insurance.

        12.5 Risk of Loss. Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Store Closing Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Stores or the assets located therein or associated therewith, or of Merchant’s employees located at the Stores and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant’s obligations or liabilities with respect to any of the foregoing. Merchant and Agent agree that Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Stores during and after the Sale Term, except to the extent any such claim arises directly from the acts or omissions of Agent, or its supervisors or employees located at the Stores (an “Agent Claim”). In the event of any such liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant’s liability insurance carrier in accordance with Merchant’s historic policies and procedures, and shall provide a copy of the initial documentation relating to such claim to Agent. To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide a copy of the initial documentation relating to such claim to Merchant. In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party.

        12.6 Non-Assumption of Liability. Agent shall not assume any debt, liability or obligation of Merchant, except as expressly agreed to herein. Even with respect to such expressly assumed debts, liabilities and obligations, Agent’s only liability for such amounts shall be its obligations to Merchant hereunder. Under no circumstances shall Agent have any direct liability to any third party by virtue of this Agreement.

        Section 13. Indemnification.

        13.1 Merchant Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:

(a) Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b) any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term;

(c) subject to Agent’s compliance with its obligations under Section 8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

(d) any liability or other claims asserted by customers, any of Merchant’s employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act), except for Agent Claims; and

(e) the gross negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents or representatives.

        13.2 Agent Indemnification. Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless form and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from or related to:

(a) Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b) any harassment or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its representatives;

(c) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment;

(d) any Agent Claims and

(e) the gross negligence or willful misconduct of Agent or any of its officer, directors, employees, agents or representatives.

        Section 14. Defaults. The following shall constitute "Events of Default" hereunder:

(a) Merchant’s or Agent’s failure to perform any of their respective material obligations hereunder;

(b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made;

(c) A bankruptcy, reorganization, receivership or other similar proceeding is filed by or against Merchant or Agent, or

(d) The Store Closing Sale is terminated at a Store for any reason other than (i) an Event of Default by Agent, (ii) any other breach or action by Agent not authorized hereunder, (iii) an agreement reach with the lessor for such Store through the HRE Negotiations, or (iii) an event administered pursuant to Section 8.9 above.

        In the event of an Event of Default, the non-defaulting party or, in the case of an Event of Default under Section 14(d) above, , the Agent, may, in its discretion, upon five (5) days’ written notice to the other party, (x) elect to terminate this Agreement and (y) exercise any rights otherwise available to it under applicable law. Any party’s damages or entitlement to equitable relief hereunder shall be determined by a court of competent jurisdiction located in the State of Illinois.

        Section 15. Sale of FF&E. With respect to the Owned FF&E, at Merchant’s sole option, exercisable by Merchant in writing on an individual Store by Store basis within fifteen (15) days after the Sale Commencement Date, Agent shall, at Merchant’s election (the “FF&E Election”), sell the FF&E in any such Store; provided, however, Merchant, with the consent of the Lenders, shall have the right to designate certain FF&E located at any of the Stores that Merchant does not elect to have Agent sell. In the event Merchant exercises the FF&E Election with respect to the FF&E in any Store(s), Agent shall be entitled to receive a commission equal to twenty percent (20%) of the proceeds from the sale of such FF&E, net of sales taxes and expenses incurred in connection with the disposition of the FF&E in accordance with a budget to be mutually agreed upon between Merchant and Agent. Merchant may, with the consent of the Lenders, elect to receive, in lieu of proceeds net of expenses and Agent’s commission, a lump sum payment, on a per Store basis, in an amount to be agreed upon between Merchant, in consultation with the Lenders, and Agent, in which case all costs and expenses associated with the disposition thereof shall be borne by Agent. In either event, as of the Sale Termination Date, Agent may abandon, to Merchant, in place in a neat and orderly manner any unsold FF&E at the Stores. In the event that Merchant elects to have someone other than the Agent dispose of the FF&E, Agent agrees that it shall cooperate with such party, provided, however, it is understood that (i) such third party’s efforts shall not unreasonably interfere with Agent’s conduct of the Sale, (ii) such third party shall indemnify Agent to the extent of any claims or damages that may occur as a result of the actions of such third party’s agents or representatives in the Stores, (iii) such third party shall reimburse Agent and/or Merchant, as the case may be, for any additional cost or expense incurred in connection with the Sale as a result of the third party’s activities, and (iv) removal of any FF&E shall be done in coordination with, and the consent of, the Agent, which consent shall not be unreasonably withheld.

        Section 16. Miscellaneous.

        16.1 Notices . All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile or by Federal Express or other recognized overnight delivery service, as follows:

If to the Agent:	Hilco Merchant Resources, LLC One Northbrook Place 5 Revere Drive, Suite 206 Northbrook, Illinois 60062 Attn: Cory Lipoff Telecopy No. (847) 509-1150
If to the Merchant:	The Wet Seal, Inc. 26972 Burbank Foothill Ranch, California 92610 Attn: Doug Felderman Telecopy No. (949) 206-4977
With a copy to:	Asset Disposition Advisors LLC 655 Third Avenue - 21st Floor New York, NY 10017 Attn: Paul Traub Telecopy No. (212) 476-4788

        16.2 Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to conflicts of laws principles thereof. The parties hereto agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in the federal or state courts located in the State of California, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of such courts in personam with respect to any such action or proceeding.

        16.3 Termination. This Agreement shall remain in full force and effect until the first to occur of: (a) receipt by Merchant of written notice from Agent that any of the conditions specified in Section 10 hereof have not been satisfied; (b) termination by the non-defaulting party after an Event of Default pursuant to Section 14 hereof or (c) the end of the Marketing Period with respect to all of the Leases and completion and certification by Merchant and Agent of the final reconciliation pursuant to Section 3.4 hereof. Notwithstanding the foregoing, the representations and warranties of Merchant and Agent contained herein shall survive the termination of this Agreement pursuant to this Section 16.3.

        16.4 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

        16.5 Amendments. This Agreement may not be modified except in a written instrument executed by each of the parties hereto (including the Lenders).

        16.6 No Waiver. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

        16.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, and their respecting successors and assigns; provided, however, that this Agreement may not be assigned by Merchant or Agent to any party without the prior written consent of the other.

        16.8 Execution in Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

        16.9 Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

        16.10 Survival. All representations, warranties, covenants and agreements made by the parties hereto shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

        16.11 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        16.12 Security Interest. Upon payment of the Initial Guaranty Payment to Merchant and the issuance of the Agent’s Letter of Credit in favor of Merchant and in consideration of the Agent’s payment of the Guaranteed Amount, the Recovery Amount, if any, and Expenses, and the provision of services hereunder to Merchant, Merchant hereby grants to Agent a security interest in and lien upon the Merchandise and the Proceeds to secure all obligations of Merchant to Agent hereunder in accordance with the terms of the Security Agreement. Until the payment of amounts due to Merchant hereunder, including, but not limited to, the Guaranteed Amount, the Recovery Amount, if any, and reimbursement of Expenses, the security interest granted to Agent pursuant to the Security Agreement shall remain junior to the security interest of the Lenders, only to the extent of such unpaid amount. Subject to the execution of a definitive Security Agreement and Subordination Agreement and Agent’s payment of the Initial Guaranteed Payment, and the issuance of the Agent’s Letter of Credit, Merchant and the Lenders shall cooperate with Agent’s reasonably requests to execute documentation in connection with Agent’s perfection of its security interest. Agent further agrees that in the event Agent fails to pay Merchant any portion of the Guaranteed Amount, Expenses, the Recovery Amount, if any, or any other undisputed amounts due Merchant under this Agreement, and such failure shall continue for five (5) days after written notice by Merchant to Agent, then the security interest granted to Agent in the Security Agreement shall be deemed released in an amount equal to such unpaid amounts, provided, however, the balance of Agent’s security interest shall remain in full force and effect. To the extent there is an inconsistency between this Section 16.12 and the Security Agreement, the terms of the Security Agreement shall prevail.

        IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agreement by their duly authorized representatives as of the day and year first written above.

HILCO MERCHANT RESOURCES, LLC
/s/ Eric W. Kaup
By: Eric W. Kaup
Its: Asst. Gen. Counsel, Member
THE WET SEAL, INC.
/s/ Douglas C. Felderman
By: Douglas C. Felderman
Its: EVP, CFO
THE WET SEAL RETAIL, INC.
By: /s/ Douglas C. Felderman
Name: Douglas C. Felderman
Title: Secretary
WET SEAL CATALOG, INC.
By: /s/ Douglas C. Felderman
Name: Douglas C. Felderman
Title: Secretary
WET SEAL GC, INC.
By: /s/ Douglas C. Felderman
Name: Douglas C. Felderman
Title: Secretary
CONSENTED AND AGREED TO AS TO SECTIONS 3.3 (b), (c), (e), (g) AND 16.12 BY FLEET RETAIL GROUP, INC. As Administrative and Collateral Agent For Certain of Merchant's Secured Lenders
By: /s/ James R. Dore
Name: James R. Dore
Title: Managing Director
CONSENTED AND AGREED TO AS TO
SECTIONS 3.3 (b), (c), (e), (g) AND 16.12
BY S.A.C. CAPITAL ASSOCIATES, LLC
As Administrative and Collateral Agent
For Certain of Merchant's Secured Lenders

By: S.A.C. CAPITAL ADVISORS, LLC

By: /s/ Peter Nussbaum
Name: Peter Nussbaum
Title: General Counsel